Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Kisses From Italy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants by the Talos, Blue Lake, and Fourth Man (1)(2)	Other	4,800,000	$0.10(4)		$480,000	0.0000927	$44.50

	Equity	Common stock, $0.001 par value per share, issuable upon conversion of convertible promissory notes by Talos, Blue Lake, and Fourth Man (1)(2)	Other	14,112,000	$0.0225(5)		$317,520	0.0000927	$29.43

	Equity	Common stock, $0.001 par value per share, issued to Talos, Blue Lake, and Fourth Man as Commitment Shares	Other	1,607,000	$0.0225(5)		$36,158	0.0000927	$3.35

	Equity	Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants by the J.H. Darbie & Co., Inc. (1)(2)	Other	162,000	$0.11(4)		$17,820	0.0000927	$1.65

	Equity	Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants by the J.H. Darbie & Co., Inc. (1)(2)	Other	56,250	$0.12(4)		$6,750	0.0000927	$0.63

Fees Previously Paid	Equity	Common stock, $0.001 par value per share, issuable pursuant to the Standby Equity Commitment Agreement (1)(2)	457(o)	75,000,000	$0.08	(3)	$6,000,000	0.0000927	$556.20

	Equity	Common stock, $0.001 par value per share, issuable upon exercise of common stock purchase warrants by MacRab LLC (1)(2)	Other	750,000	$0.10	(4)	$75,000	0.0000927	$6.95

Carry Forward Securities
Carry Forward Securities	X

Total Offering Amounts	$6,933,248	$642.71
Total Fees Previously Paid		$563.15
Total Fee Offsets
Net Fee Due		$79.56

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s Common Stock on the OTCQB of $0.08 per share on January 14, 2022.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act, based upon the price at which the warrants may be exercised.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s Common Stock on the OTCQB of $0.0225 per share on June 28, 2022.